date
Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf Fund and Scharf Global Opportunity Fund

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf ETF and Scharf Global Opportunity ETF

615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:    Acquisition of Assets of Scharf Fund and Scharf Global Opportunity Fund

Ladies and Gentlemen:
You have asked for our opinion as to certain Federal income tax consequences of the transactions described below.
Parties to the Transaction
Scharf Fund and Scharf Global Opportunity Fund (each a “Target Fund”) are series of Advisors Series Trust, a Delaware statutory trust (the “Trust”).

Schaff ETF and Scharf Global Opportunity ETF (each an “Acquiring Fund”) are also series of the Trust.

CHART OF REORGANIZATIONS

Acquiring Fund	Corresponding Target Fund
Scharf ETF	Scharf Fund
Scharf Global Opportunity ETF	Scharf Global Opportunity Fund

Description of Proposed Transaction
In the proposed transactions (each, a “Reorganization”), an Acquiring Fund will acquire all of the assets of the corresponding Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then
4917-0359-4032, v.1

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf Fund and Scharf Global Opportunity Fund

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf ETF and Scharf Global Opportunity ETF

date

liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve. Contemporaneously with the Reorganization, an Acquiring Fund will acquire certain assets from the Adviser’s similarly managed separately managed accounts in exchange for shares of Acquiring Fund.
Scope of Review and Assumptions
In rendering our opinion, we have reviewed and relied upon the Form of Agreement and Plan of Reorganization between the Trust, with respect to each Acquiring Fund, and the Trust, with respect to each Target Fund (the “Reorganization Agreement”), which is [enclosed as Exhibit A in a Prospectus/Proxy Statement dated 2025] (the “Prospectus”) which describes the proposed transactions, and on the information provided in the Prospectus. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganizations. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.
Representations
Written representations have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.
Discussion
One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. Each Acquiring Fund has been newly formed in order to participate in the Reorganization, and has nominal assets and no operating history. Management of each Acquiring Fund has represented that it will continue the business of the corresponding Target Fund by using the assets of Acquiring Fund which it acquires in the Reorganization and the assets contemporaneously acquired from certain separately managed accounts in that business.
Typically, when a newly-formed corporation which has no material assets acquires all of the assets of an existing corporation, the reorganization qualifies as a reorganization described in Internal Revenue Code (“Code”) section 368(a)(1)(F). One of the prerequisites of such a reorganization is that former shareholders of the acquired corporation must own all of the shares
4917-0359-4032, v.1

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf Fund and Scharf Global Opportunity Fund

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf ETF and Scharf Global Opportunity ETF

date

of the acquiring corporation, and in the same proportions. See Treasury Regulations section 1.368-2(m)(1)(ii). Because each Acquiring Fund will acquire assets of separately managed accounts in exchange for newly issued shares of the Acquiring Fund contemporaneously with the Reorganization, this prerequisite will not be satisfied. Accordingly, the tax free treatment of the Reorganization must be provided by Code section 368(a)(1)(C), as an acquisition of substantially all of the assets of one corporation by another corporation solely in exchange for voting stock of the acquiring corporation, followed by liquidation of the acquired corporation and distribution of acquiring corporation stock to shareholders of the acquired corporation in the liquidation.

Opinions
Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions:
1.    The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund should constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund should each be “a party to a reorganization” within the meaning of § 368(b) of the Code.
Assuming that the Reorganization is a “reorganization” within the meaning of § 368(a) of the Code, and that Acquiring Fund and Target Fund are each “a party to a reorganization” within the meaning of § 368(b) of the Code, we have the following opinions:
2.    No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.
3.    No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code; and no gain or loss will be recognized by Target Fund
4917-0359-4032, v.1

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf Fund and Scharf Global Opportunity Fund

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf ETF and Scharf Global Opportunity ETF

date

upon the distribution of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.
4.    No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund (except with respect to cash received in lieu of fractional shares).
5.    The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization (as adjusted for amounts allocable to cash received in lieu of any fractional shares) will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).
6.    The tax basis in the hands of the Acquiring Fund of each asset acquired by Acquiring Fund in the Reorganization will be the same as the tax basis of such asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer.
7.     The holding period of each asset acquired by the Acquiring Fund in the Reorganization, other than an asset with respect to which gain or loss is required to be recognized by reason of the Reorganization, will include in each instance the period during which such asset was held by the Target Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to such asset).
8.    Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. The Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as
4917-0359-4032, v.1

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf Fund and Scharf Global Opportunity Fund

Advisors Series Trust, a Delaware statutory trust,
on behalf of Scharf ETF and Scharf Global Opportunity ETF

date

an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

SULLIVAN & WORCESTER LLP

4917-0359-4032, v.1